722 Burleson Street Corpus Christi Texas 78402	Phone: 361/883-5591 Fax: 361/883-7619 www.torminerals.com

For Release at 4:05 PM ET on 10/26/17

TOR Minerals International, Inc. Reports Third Quarter Financial Results

CORPUS CHRISTI, Texas, October 26, 2017 – TOR Minerals International, Inc. (Nasdaq: TORM), producer of high performance specialty minerals, today announced its financial results for the third quarter ended September 30, 2017. Highlights for the third quarter and nine months ended September 30, 2017 as compared to prior year periods include:

  3Q17 sales decreased 5 percent to $9.5 million
  3Q17 net loss of ($329,000), versus 3Q16 net income of $291,000.
  3Q17 loss per share of ($0.09), versus 3Q16 earnings per share of $0.08

Revenue by Product Group (in 000's)	3Q17	3Q16	% Change
Specialty Aluminas	$4,452	$5,805	-23%
Barium Sulfate and Other Products	2,281	2,236	2%
TiO2 Pigments	2,754	1,995	38%
Total	$9,487	$10,036	-5%

During the third quarter ended September 30, 2017, sales decreased 5 percent to $9.5 million, versus $10.0 million reported during the same period of 2016. The decrease in revenue was primarily due to a 23 percent decrease in specialty alumina sales, which was partially offset by a 38 percent increase in TiO2 pigments and a slight increase in Barium Sulfate and Other Products.  The decrease in Specialty Alumina sales was primarily related to a decrease in volume from a significant U.S. customer.  The decrease in sales to this customer was partially offset by 37 percent growth of specialty alumina sales in Europe and growth of OPTILOAD to both existing and new customers.  TiO2 pigment sales increased 8 percent in the Americas, 127 percent in Asia, and were flat year over year in Europe; resulting in 38 percent growth in the category overall.

During the third quarter of 2017, gross margin decreased 8.3 percentage points to 7.5 percent of sales, versus 15.8 percent during the same period a year ago. The decrease in gross margin was primarily due to lower fixed cost absorption from lower specialty alumina production volumes, which was partially offset by improved efficiencies and a reduction in raw material costs.  An increase in outbound freight was responsible for approximately 1 percent of increased costs of sales.  During the third quarter, SG&A expenses were $1.1 million, relatively unchanged from the third quarter of 2016. During the third quarter, net loss was ($329,000) or ($0.09) per diluted share, as compared to net income of $291,000, or $0.08 per diluted share, during the prior year.

“Both top and bottom-line financial performance were negatively affected by an abrupt reduction in the orders from our largest customer.  To offset lower fixed cost absorption, we have accelerated plans to improve efficiencies of specialty alumina production and are cutting some variable costs in that area without compromising the ability to resume rapid growth.  To provide greater consistency in our financial performance, we have been working diligently to introduce new products and diversify our customer base.  In the past year, these efforts have shown significant traction, as evidenced by the successful growth of OPTILOAD and the rapid commercialization of TOR BRITE, which is proving to be a viable substitute for TiO2 in a growing number of applications. We are optimistic that these new products will be among the largest contributors of our revenue mix in the coming years,” commented Dr. Olaf Karasch, Chief Executive Officer.  “Our TiO2 business continued significant growth in Asia, improving trends in Europe; and during the third quarter, we saw the first year-over-year increase in North America in several years.  Due to prior cost improvement efforts, TiO2 has contributed nicely to profitability this year.   Overall, we expect near-term financial performance will remain under pressure from lower specialty alumina volumes.  Nevertheless, we are optimistic about the growth of our new specialty alumina products.  Continued commercial traction with these products, combined with continued strength in our core European specialty alumina business, increasingly positive contribution from our TiO2 business and cost and efficiency initiatives, should allow us to show incremental improvements in financial performance in the coming quarters, and longer term, our strategy is focused on resuming double-digit growth.”

TOR Minerals will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central Time, on October 26, 2017, to further discuss third quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
Dave Mossberg
Three Part Advisors, LLC
817-310-0051

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
NET SALES	$9,487	$10,036	$30,914	$29,458
Cost of sales	8,771	8,452	27,393	25,379
GROSS MARGIN	716	1,584	3,521	4,079
Technical services, research and development	55	56	141	146
Selling, general and administrative expenses	1,081	1,068	3,490	2,972
Loss on disposal of assets	-	4	-	3
OPERATING (LOSS) INCOME	(420)	456	(110)	958
OTHER INCOME (EXPENSE):
Interest expense, net	(28)	(43)	(86)	(140)
Gain (loss) on foreign currency exchange rate	21	20	(2)	(59)
Other, net	3	-	18	28
Total Other Expense	(4)	(23)	(70)	(171)
(LOSS) INCOME BEFORE INCOME TAX	(424)	433	(180)	787
Income tax expense	(95)	142	(71)	165
NET (LOSS) INCOME	$(329)	$291	$(109)	$622

(Loss) earnings per common share:
Basic	$(0.09)	$0.08	$(0.03)	$0.19
Diluted	$(0.09)	$0.08	$(0.03)	$0.18
Weighted average common shares outstanding:
Basic	3,542	3,542	3,542	3,319
Diluted	3,542	3,550	3,542	3,398

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share amounts)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,550	$3,716
Trade accounts receivable, net	4,872	3,557
Inventories, net	10,619	11,776
Other current assets	1,330	742
Total current assets	19,371	19,791
PROPERTY, PLANT AND EQUIPMENT, net	17,569	15,907
DEFERRED TAX ASSET, foreign	-	27
OTHER ASSETS	4	4
Total Assets	$36,944	$35,729

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,788	$2,122
Accrued expenses	1,937	1,136
Export credit refinancing facility	-	206
Current maturities of long-term debt – financial institutions	1,074	1,142
Total current liabilities	4,799	4,606
LONG-TERM DEBT - FINANCIAL INSTITUTIONS	2,525	2,725
DEFERRED TAX LIABILITY, domestic	23	127
DEFERRED TAX LIABILITY, foreign	46	-
Total liabilities	7,393	7,458
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 3,542 shares issued and outstanding at September 30, 2017 and December 31, 2016	4,426	4,426
Additional paid-in capital	30,660	30,544
Accumulated deficit	(4,930)	(4,821)
Accumulated other comprehensive loss	(605)	(1,878)
Total shareholders' equity	29,551	28,271
Total Liabilities and Shareholders' Equity	$36,944	$35,729

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(109)	$622
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	2,047	1,916
Gain on disposal of assets	-	3
Stock-based compensation	115	130
Deferred income tax expense (benefit)	(31)	(61)
Allowance for (recovery of) bad debts	23	(237)
Changes in working capital:
Trade accounts receivables	(1,151)	(751)
Inventories	1,557	1,105
Other current assets	(531)	(5)
Accounts payable and accrued expenses	39	341
Net cash provided by operating activities	1,959	3,063

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(2,364)	(894)
Net cash used in investing activities	(2,364)	(894)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	-	85
Payments on lines of credit	-	(191)
Proceeds from export credit refinancing facility	-	1,853
Payments on export credit refinancing facility	(219)	(2,280)
Payments on long-term bank debt	(713)	(765)
Proceeds from the issuance of common stock through exercise of warrants	-	1,398
Net cash (used in) provided by financing activities	(932)	100
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	171	-
Net (decrease) increase in cash and cash equivalents	(1,166)	2,269
Cash and cash equivalents at beginning of period	3,716	813
Cash and cash equivalents at end of period	$2,550	$3,082

Supplemental cash flow disclosures:
Interest paid	$89	$113
Income taxes paid	$317	$73
Non-cash financing activities:
Capital expenditures financed through accounts payable and accrued expenses	$158	$-